UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2007

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina
(State of Other Jurisdiction of Incorporation)

000-50701
(Commission File Number)

56-2253025
(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212
(Address of Principal Executive Offices, including ZIP Code)

704-532-2121
(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2007, the Registrant and Wachovia Bank, N.A. (“Wachovia”), entered into a loan agreement (the “Agreement”) pursuant to which Wachovia agreed to make a new operating line of credit in the amount of $4 million available to the Registrant. The Agreement, together with existing lines of credit from Wachovia provides financing to the Registrant in the aggregate amount of $8.0 million. The new operating line of credit will be secured by a standby letter of credit procured by a pledge of securities having a value of not less than $5.4 million by Gregory J. Wessling, Chairman, Chief Executive Officer and President of the Registrant.

A copy of a joint Press Release of the Registrant and Wachovia, dated February 13, 2007, is attached as Exhibit 99.1 hereto.

As an inducement for Mr. Wessling to agree to enter into the standby letter of credit, the Registrant agreed to issue Mr. Wessling 500,000 shares of the Registrant’s Series C Convertible Preferred Stock, which has a ten to one conversion rate into whole shares of restricted common stock three years after issuance. As a further inducement for Mr. Wessling to enter into the standby letter of credit, eight shareholders, (including Wessling), who are affiliates of the Registrant holding 52,472,835 of the Registrant’s total combined voting power of 70,769,282 shares, or 74.1% of the Registrant’s total combined voting power, entered into a shareholders’ agreement, dated February 9, 2007 (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides that the shareholders will not, for a period of three years, vote their shares in favor of any issue that could have an “adverse effect” (as defined) on any other party to the agreement without the prior written consent of the other party. In addition, the shareholders agreed, for a period of three years, to grant each other and the Registrant certain rights of first refusal in connection with any proposed sale of their shares to a third party. Finally, the shareholders agreed for a period of three years to give each other shareholder the right to sell their shares on a pro rata basis in the event that any shareholder proposes to enter into certain private sale transactions. Lastly, the Robert V. McLemore Family, the Robert V. McLemore Family Trust and the Estate of Robert V. McLemore have agreed, for a period of three years, to continue a pledge arrangement with Wachovia with respect to 6,704,040 shares which have been pledged to Wachovia as collateral security for certain of the operating lines of credit.

The Shareholders’ Agreement is intended to provide, among other things, stability to the Registrant’s management during the period that Mr. Wessling is a party to the standby letter of credit and has exposed his assets to considerable financial risk in order to procure the new operating line of credit for the Registrant with Wachovia. Nonetheless, certain provisions of the Shareholders’ Agreement could have an anti-takeover effect and could impede a change in control of the Registrant as a result of the voting agreement and the buy-sell provisions contained therein. All of the shares that are subject to the Shareholders’ Agreement are owned by affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

Date: February 13, 2007	By:	/s/ Gregory J. Wessling
Gregory J. Wessling
Chairman and CEO

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Joint Press Release dated February 13, 2007